Exhibit 2.2

FIRST AMENDMENT TO

PURCHASE AGREEMENT

This First Amendment (the “Amendment”) to the Asset Purchase Agreement (the “Original Agreement”), dated as of March 8, 2019, is entered into effective February 4, 2020, by and among Trident University International, LLC, a California limited liability company (the “Company”), TUI Learning, LLC, a Delaware limited liability company (“Holdings”), Athena Newco, LLC, a Delaware limited liability company (“Buyer”), and Perdoceo Education Corporation f/k/a Career Education Corporation, a Delaware corporation (“Buyer Parent”) and indirect owner of Buyer joining solely for purposes of the guaranty set forth in Section 13.16 of the Original Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Original Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Revised Assumed Liabilities.

(a)	Section 2.3(a) of the Original Agreement is hereby amended and restated as follows: “(a) Notwithstanding any other provision herein to the contrary, Buyer is not assuming, and

shall have no obligation to pay, perform or discharge, any Liabilities of the Seller   Parties or otherwise

relating to the Assets or the Business of any kind or nature whatsoever, whether known or unknown, fixed or contingent, arising or accruing prior to the Closing, other than Liabilities of the Company arising out of or related to: (i) the Assumed Contracts or the conduct of the Business or operation of or the ownership of any or all of the Assets after the Closing (excluding Liabilities arising by reason of any breach by the Seller Parties to the extent based on events, occurrences or circumstances occurring prior to the Closing, regardless of when any such Liabilities are asserted); (ii) unearned, prepaid tuition or obligations to provide educational services to students who are enrolled in and attending the University at the time of the Closing; (iii) the accounts payable and accrued expenses, student deposits, student refunds owed by Law as of the Closing and other current liabilities of the Company relating to the University to the extent such accounts payable or accrued expenses, student deposits, student refunds owed by Law as of the Closing or other current liabilities are included as current liabilities in the calculation of the Actual Net Working Capital, which, for the sake of clarity, shall exclude amounts for which the Seller Parties are responsible under Article 12, Transaction Expenses, accrued payroll and related benefits, any current portion of Indebtedness and any other Retained Liabilities; (iv) any Transferred Employee for any period (or portion thereof) after the time such Transferred Employee becomes employed by Buyer; (v) any claims against the Company or the University for closed school loan discharges that the USDE grants to any students who are enrolled at the University on or before the date of closure of the University, pursuant to 34 C.F.R. § 685.214, solely as a result of the consummation of the transactions contemplated hereunder (including the resulting school closure of the University) (the “Loan Discharges”); or (vi) any payment or repayment owed to the USDE or any individual student due to the performance of Return of Title IV and institutional refund calculations, pursuant to 34 C.F.R. § 668.22, solely as a result of the consummation of the transactions contemplated hereunder (including the resulting school closure of the University) (the “R2T4 Liabilities”) (such liabilities of the Company under clauses (i) – (vi), collectively, the “Assumed Liabilities”). At the Closing the Buyer shall acquire and assume the Assumed Liabilities.”

2.	Edit to Retained Liabilities.

(a) Section 2.3(b) of the Original Agreement is hereby amended by replacing the terms of prong (xi) of Retained Liabilities with the phrase “(xi) all Liabilities related to closing, relinquishing or terminating the University’s Educational Approvals, with the exception of the Loan Discharges or R2T4 Liabilities, which are an Assumed Liability.”

3.	Continuity of University Students to AIU; Loan Discharges.

(a)	The following shall be added as a new Section 5.10 to the Original Agreement:

“5.10. Continuity of University Students to AIU; Loan Discharges. The Company shall, in cooperation with Buyer, use its reasonable efforts in the periods prior to and following the Closing to foster and support the transition of University students to AIU including, but not limited to, the transfer of their Title IV, VA and DOD funding, where applicable, to AIU. The Company shall reasonably cooperate with the Buyer, including providing reasonable access to documents and records in the period following the Closing, to assist the Buyer in preparing any challenges and appeals to Loan Discharge claims asserted by USDE against the Company, the University and/or Buyer. Buyer shall assist the Company and the University with timely calculating and paying refunds under 34 C.F.R. § 668.22 and the institutional refund policy.”

4.	Consents.

(a)  Section 7.2 of the Original Agreement shall be amended and restated as follows:

“7.2 Consents. All Pre-Closing Educational Consents listed on Schedule 7.2 shall have been obtained in form and substance that, while disregarding the impact or potential impact of any Loan Discharges will not materially impair operations of the University or AIU; provided, however, that the USDE Application Notice shall have been obtained in a form acceptable to Buyer consistent with the definition of such term as provided in Annex A attached hereto, and all other Consents listed on Schedule

7.2(collectively, with the Pre-Closing Educational Consents, the “Required Consents”) shall have been obtained in form and substance reasonably satisfactory to Buyer and shall be in full force and effect.”

5.	Closing

(a) Section 9.1 of the Original Agreement shall be amended by removing the following proviso from the first sentence:

“; provided, that if the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent set forth in Article 7 and Article 8 (other than conditions that by their terms are to be satisfied at Closing but subject to satisfaction or waiver of such conditions) (the “Conditions Satisfaction Date”) occurs after the 10th calendar day in the calendar month, then Buyer, at its sole discretion, may defer the Closing until the first (1st) Business Day of the following month upon written notice to the Seller Parties; provided, that if the Closing is delayed at Buyer's election in accordance with the immediately preceding proviso for more than two days, the conditions in Sections 7.1(a) (other than with respect to the Fundamental Representations), 7.2, 7.4, and 7.6 shall be deemed to have been satisfied or waived as of the Conditions Satisfaction Date”

6.	Amendment to Notice Address.

(a)	Buyer’s address for notices pursuant to Section 13.4 of the Original Agreement shall be amended and restated as follows:

“Athena NewCo, LLC

c/o Perdoceo Education Corporation 231 N. Martingale Road Schaumburg, IL 60173

Attention: Jeffrey D. Ayers, General Counsel Telephone No.: (847) 585-2020

Email: jayers@perdoceoed.com

With a copy (which shall not constitute notice) to: Duane Morris LLP

750 B Street, Suite 2900 San Diego, CA 92101 Attention: Anthony J. Guida

Telephone No.: (619) 744-2256

Facsimile No.: (619) 923-2489 Email: tguida@duanemorris.com”

7.	Definitions.

(a)Annex A of the Original Agreement is hereby amended by removing the defined term “Conditions Satisfaction Date”.

(b)The defined term “Net Working Capital” in Annex A of the Original Agreement is hereby amended and restated as follows:

“‘Net Working Capital’ means the result (whether positive or negative) of (i) the sum of the Company’s current asset accounts identified as included on Exhibit N, but excluding Excluded Assets, determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Annual Financial Statements (provided the same is compliant with GAAP) minus (ii) the sum of the Company’s current liability accounts identified as included on Exhibit N, including student refunds owed by Law as of the Closing, but excluding R2T4 Liabilities, determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Annual Financial Statements (provided the same is compliant with GAAP). Notwithstanding the foregoing, to account for the transition of Title IV eligible students to AIU, for purposes of calculating Net Working Capital: (i) the accounts receivable (and any associated reserve) included in the Net Working Capital calculation shall exclude (i.e. be reduced by) the amount of receivables related to credits earned by actively enrolled and attending Title IV eligible students intending to participate in Title IV to cover their cost of tuition that have as of the Closing not been packaged and therefore have not been disbursed by the USDE for those earned credits and (ii) the deferred tuition revenue included in the Net Working Capital calculation shall be deemed to include the balance associated with the Title IV eligible and participating students, without giving effect to the Closing and transition of such students to AIU’s OPEID effective as of the Closing, and regardless of whether such amounts are to be returned to the USDE after the Closing or may be recognized under applicable refund policies and return to Title IV rules. Exhibit N hereto also sets forth a representative determination of Net Working Capital, for illustrative purposes only, as if the Closing Date were on July 1, 2018.”

(c)The defined term “USDE Application” in Annex A of the Original Agreement is hereby amended and restated as follows:

“‘USDE Application’ shall mean the Electronic Application to add the University’s educational programs to the scope of AIU’s Title IV eligibility, to be submitted to the USDE by or on behalf of AIU to obtain the USDE Application Notice.”

(d)The defined term “USDE Application Notice” in Annex A of the Original Agreement is hereby amended and restated as follows:

“‘USDE Application Notice’ means approval in writing by USDE of the USDE Application including the issuance by USDE of a revised Eligibility Certification and Approval Report to AIU to include the addition of the University’s programs by AIU on a continuous basis, which shall not indicate the existence of any material impediment to the addition of the University’s programs to the AIU OPEID or contain any conditions to the operation of AIU, including but not limited to the operation of the University’s programs under AIU post-Closing that are materially adverse to Buyer; provided, further, that a condition (i) requiring the Buyer to post a letter of credit in excess of 10% of the Title IV Program funding received by the University in its most recently completed fiscal year, (ii) restricting the ability of AIU to add new locations, add new educational programs or modify its existing educational programs (provided that this clause (ii) does not apply to such restrictions on the University’s programs under AIU), or (iii) limiting enrollment levels for Title IV eligible student of AIU or the University programs shall be deemed conditions materially adverse to Buyer.”

8.Amended Schedules. Schedule 5.5(b) and Schedule 7.2 of the Original Agreement are hereby amended and restated by the Schedule 5.5(b) and Schedule 7.2 attached to this Amendment.

9. Acknowledgment and Survival; Miscellaneous. Except as specifically set forth herein or that certain Side Letter to Asset Purchase Agreement dated October 22, 2019, by and among the Company, Holdings and Buyer, all other terms and provisions of the Original Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect. The execution and delivery of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of (a) any provision of the Original Agreement, or (b) any right, power, or remedy of any party under the Original Agreement. The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment. This Amendment be deemed a part of, and construed in accordance with, the Original Agreement. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together (when executed and delivered) constitute but one and the same instrument. This Amendment may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or by email transmission in Adobe portable document format (also known as “PDF”), and any such counterpart executed and delivered via facsimile transmission or by email transmission in Adobe portable document format (also known as “PDF”) shall be deemed an original for all intents and purposes. This Amendment shall be governed, construed and enforced in accordance with the Laws of the State of Illinois applicable to contracts made and performed in that State without giving effect to any choice or conflict of law principle, provision or rule (whether of the State of California or any other jurisdiction), including all matters of construction, interpretation, validity and performance.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

BUYER:

ATHENA NEWCO, LLC

By:      /s/ Greg Jansen

Name:    Greg Jansen

Title:     Secretary

BUYER PARENT:

PERDOCEO  EDUCATION  CORPORATION (f/k/a CAREER  EDUCATION  CORPORATlON),

for purposes of the guarantee in Section 13.16 of the Original Agreement

By:      /s/ Ashish R. Ghia

Name:    Ashish Ghia

Title:  SVP & Chief Financial Officer

SELLER PARTIES:

TUI LEARNING,  LLC

By:      /s/ Travis Allen

Name:    Travis Allen

Title:         CEO

TRIDENT  UNIVERSITY  INTERNATIONAL. LLC

By:      /s/ Travis Allen

Name:    Travis Allen

Title:         CEO

Signature Page to First Amendment to Asset Purchase Agreement

Schedule 5.5(b): Educational Consents and Governmental Approvals

PRE-CLOSING EDUCATIONAL CONSENTS

1.	U.S. Department of Education (USDE) Receipt of a USDE Application Notice.

2.

Higher Learning Commission (HLC) – Approval of Application for Change of Control, Structure or Organization and Substantive Change Application dated November 14, 2019.  Submission of 30 day advance notice of closure date.

3.

WASC Senior College and University Commission (WSCUC) – Receipt of agency confirmation that no approval is required and guidance on procedures to be followed, which may include relinquishment of accreditation of the University as of date of Closing.

4.

California Bureau for Private Postsecondary Education (CA BPPE) – Agency confirmation (1) that CA BPPE accepts the TUI Advance Notice of Intent to Surrender of Bureau Approval letter dated February 3, 2020 (the “Surrender Letter”), and (2) that with the post-Closing relocation of the University’s academic operations outside of California the University will be permitted to surrender its authorization to operate at Closing and come under AIU’s out-of-state registration with the CA BPPE.

5.	Arizona State Board for Private Postsecondary Education (AZ BPPE)– AZ BPPE state educational approval of the addition of the University’s educational programs to AIU’s AZ BPPE approval.

6.

Arizona Department of Veterans’ Services, State Approving Agency (AZ SAA) - Written confirmation (i) that AIU is an approved institution under AZ SAA and (ii) that pre-closing approval is not required and that AIU can add the University programs to its AZ SAA approval post-closing without the interruption of benefits.

7.	Arizona Council for State Authorization Reciprocity Agreement (AZ SARA) -

Confirmation from AZ BPPE of AIU’s approval

8.	Reserved.
9.

U.S. Department of Defense Military Tuition Assistance (DOD) – Addition of the University’s approved programs under the University’s DOD Memorandum of Understanding (MOU) to AIU’s DOD MOU, or written confirmation from DOD that pre-closing approval is not required and that AIU can add the University programs to its DOD MOU post-closing without the interruption of benefits.

10.

California State Approving Agency for Veterans Education (CSAAVE) and U.S. Department of Veterans Affairs (VA) – (1) no prior written communication from CSAAVE or VA, to any of the involved parties, that limits or conditions the addition of University’s programs approved for VA education benefits to AIU’s approved programs for VA education benefits, or (2) written confirmation that pre-closing approval is not required and that AIU can add the University programs to its VA approved programs post-closing without the interruption of benefits.

POST-CLOSING EDUCATIONAL CONSENTS

1.	HLC – Notice that previously-approved change has occurred and participation in potential site visit.

2.	WSCUC – Subject to pre-Closing discussions with agency regarding appropriate procedures to be followed.

3.	Arizona Department of Veterans’ Services, State Approving Agency (AZ SAA) - AZ SAA notice and confirmation of the addition of the University’s educational programs to AIU’s AZ SAA approval.

4.	California Bureau for Private Postsecondary Education (BPPE) – Notification of change of ownership or control and notification of surrender of the University’s authorization to operate.

5.	California State Approving Agency for Veterans Education (CSAAVE) and U.S. Department of Veterans Affairs (VA) – Post closing notice of the merger.

6.	U.S. Department of Defense, Military Tuition Assistance (DOD) – If applicable, any post-closing approval for transfer of the University approved programs under the University DOD MOU to AIU DOD MOU.

Schedule 7.2: Required Consents

1)	Pre-Closing Educational Consents

a.	U.S. Department of Education (USDE) – Receipt of a USDE Application Notice.

b.

Higher Learning Commission (HLC) – Approval of Application for Change of Control, Structure or Organization and Substantive Change Application dated November 14, 2019. Submission of 30 day advance notice of closure date.

c.

WASC Senior College and University Commission (WSCUC) – Receipt of agency confirmation that no approval is required and guidance on procedures to be followed, which may include relinquishment of accreditation of the University as of date of Closing.

d.

California Bureau for Private Postsecondary Education (CA BPPE) – Agency confirmation (1) that CA BPPE accepts the TUI Advance Notice of Intent to Surrender of Bureau Approval letter dated February 3, 2020 (the “Surrender Letter”), and (2) that with the post-Closing relocation of the University’s academic operations outside of California the University will be permitted to surrender its authorization to operate at Closing and come under AIU’s out-of-state registration with the CA BPPE.

e.	Arizona State Board for Private Postsecondary Education (AZ BPPE) - AZ BPPE state educational approval of the addition of the University’s educational programs to AIU’s AZ BPPE approval.

f.

Arizona Department of Veterans’ Services, State Approving Agency (AZ SAA) Written confirmation (i) that AIU is an approved institution under AZ SAA and (ii) that pre-closing approval is not required and that AIU can add the University programs to its AZ SAA approval post-closing without the interruption of benefits.

g.	Arizona Council for State Authorization Reciprocity Agreement (AZ SARA)

Confirmation from AZ BPPE of AIU’s approval

h.	Reserved.

i.

U.S. Department of Defense Military Tuition Assistance (DOD) – Addition of the University’s approved programs under the University’s DOD Memorandum of Understanding (MOU) to AIU’s DOD MOU, or written confirmation from DOD that pre-closing approval is not required and that AIU can add the University programs to its DOD MOU post-closing without the interruption of benefits.

j.	California State Approving Agency for Veterans Education (CSAAVE) and

U.S.   Department   of   Veterans   Affairs (VA) –(1)   no   prior written

communication from CSAAVE or VA, to any of the involved parties, that limits or conditions the addition of University’s programs approved for VA education benefits to AIU’s approved programs for VA education benefits, or

(2) written confirmation that pre-closing approval is not required and that AIU can add the University programs to its VA approved programs post-closing without the interruption of benefits.

2)	Contracts Requiring Consent to Assignment

a.	Master Subscription Agreement for Media Database Services, dated December 5, 2016, by and among Trident University International, LLC and Cision US, Inc.

b.

Master Agreement dated March 1, 2018, by and among Trident University International, LLC and Blackboard Transact, Inc, on behalf of Higher One, Inc. dba Cashnet and related order form in respect of Outsourced Payment Plan Services.

c.

Lease dated May 19, 2011 by and between G&I IX Cypress Campus LP (successor in interest to RREEF America REIT II Corp. CC) and Trident University International, LLC, as amended by the First Amendment to Lease dated June 21, 2016.